Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1.	Registration Statement (Form S-3 No. 333-230108) of Albireo Pharma, Inc., and

2. Registration Statements (Form S-8 Nos. 333-144407, 333-168903, 333-180409, 333-215264, 333-222131, 333-226718, 333-228280 and 333-233111) pertaining to equity incentive plans of Albireo Pharma, Inc;

of our reports dated March 2, 2020, with respect to the consolidated financial statements of Albireo Pharma, Inc. and the effectiveness of internal control over financial reporting of Albireo Pharma, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2019.

/s/ Ernst & Young LLP

Boston, Massachusetts

March 2, 2020